EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
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August 24, 2004

FOR MORE INFORMATION, CONTACT:
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John M. Lilly, Treasurer and Chief Financial Officer (413) 747-1465

Nasdaq Symbol - WBKC

                         WESTBANK CORPORATION TO REDEEM
                        9.60% TRUST PREFERRED SECURITIES

West Springfield, MA -- Westbank Corporation (Nasdaq: "WBKC") (the "Company") and Westbank Capital Trust I (Nasdaq: "WBKCP"), a wholly-owned subsidiary of the Company (the "Trust"), announced today that the Trust has notified all holders of its 9.60% Capital Securities (the "Capital Securities") of its intention to redeem on September 30, 2004 (the "Securities Redemption Date") all 1,700,000 of its Capital Securities at a redemption price equal to the $10 principal amount of each security plus all accrued and unpaid interest per security through the Securities Redemption Date (the "Trust Redemption Price"). The Trust's action is taken pursuant to Section 4(f) of Annex I to the Amended and Restated Declaration of Trust dated September 30, 1999. All interest accruing on the Capital Securities will cease to accrue effective the Securities Redemption Date.

The Trust is taking such action in connection with the concurrent redemption by the Company of all of its $17,526,000 9.60% Junior Subordinated Debentures Due 2029 (the "Debentures"), which are held exclusively by the Trust, on September 30, 2004 (the "Debenture Redemption Date"), as a redemption price equal to the principal outstanding amount of the Debentures plus interest accrued on the Debentures through the Debenture Redemption Date.

As a result of the redemption of the Debentures and the Capital Securities, the Company will incur an $800,000 charge to earnings in the third quarter of 2004.

The Company intends to issue $17,000,000 in additional trust preferred securities in a pooled transaction in September 2004. The Company will use the proceeds of these offerings to redeem the Capital Securities and the Debentures. Based on current interest rates, the Company estimates that the combined effect of the redemption of the Capital Securities and the issuance of additional trust preferred securities will reduce the Company's interest expense by approximately $787,100 annually. After giving effect to the redemption and the issuance of additional trust preferred securities, the Company's capital ratios will remain unchanged.

Westbank Corporation is the holding company for Westbank of West Springfield, Massachusetts, a commercial bank and trust company operating 18 banking offices in Massachusetts and Connecticut.

The preceding discussion contains forward-looking statements that are based on management's current expectations regarding economic, legislative and regulatory issues that may have an impact on the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to: general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technical factors affecting the Company's operations, pricing, products and services. In particular, these issues may have an impact on management's estimates used in evaluating market risk and interest rate risk in its GAP and Net Portfolio Value (NPV) tables, loan loss provisions, classification of assets, accounting estimates and other estimates used throughout this discussion. The Company disclaims any obligation to subsequently revise any forward-looking statements, or to reflect the occurrence of anticipated or unanticipated events.